Exhibit 4.41

DATED THIS 17th DAY OF MARCH, 2006

Between

ANWELL TECHNOLOGIES LIMITED

And

CONSORTIUM INVESTMENT (BVI) LIMITED

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT is made on the 17th day of March, 2006

BETWEEN

(1)	ANWELL TECHNOLOGIES LIMITED (Company No. 200308707W) a company incorporated under the laws of Singapore and having its registered office at 18, Cross Street #08-03, Marsh & McLennan Centre, Singapore 048423 (“Anwell” which expression shall include its successors and permitted assigns);

AND

(2)	CONSORTIUM INVESTMENT (BVI) LIMITED, a company incorporated in the British Virgin Islands and having its principal office at c/o Global-Tech Appliances Inc., 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong (“CIBL” which expression shall include its successors and permitted assigns).

(Where the context permits, each shall be referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS

(A)	Anwell and CIBL are desirous of establishing and operating a joint venture company (the “Company”) in the People’s Republic of China for the purpose of carrying out the “Business” (as hereinafter defined).

(B)	The Company has been or will be established as a wholly owned subsidiary of a corporation formed in the British Virgin Islands (the “Holding Company”), which will be owned as provided for in the Shareholders’ Agreement (the “Shareholders’ Agreement”) being entered into by Anwell and CIBL simultaneously herewith. Per the Shareholders Agreement the Holding Company will at all times own and hold 100% of the issued and outstanding shares of stock of the Company.

(C)	In consideration of CIBL (or one or more of its subsidiaries or affiliates, agreeing to sell the Assets to the Company pursuant to the Sale Contract, the Holding Company shall allot and issue at par 8,000,000 number of shares (the “Shares”) representing 100% of the then total issued share capital of the Holding Company to CIBL.

(D)	CIBL is desirous of selling and Anwell is desirous of purchasing, the Sale Shares (as hereinafter defined) on the terms and subject to the conditions, contained in this Agreement.

NOW IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:-

“Assets” means certain OLED assets as described in Appendix 1 which are owned by CIBL and/or its parent, subsidiaries or affiliates and which are to be used by the Company to manufacture OLED equipment for sale to third parties (the “Business”);

“Business Day” means a day (excluding Saturday, Sunday and public holidays) on which commercial banks are open for business in Hong Kong;

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“Completion” means completion of the sale and purchase of the Sale Shares under this Agreement;

“Completion Date” means the date the Sale Shares are sold by CIBL to Anwell, which in any event will be not later than April 1, 2006 [FILL IN DATE];

“Confidential Information” means any information which is proprietary and confidential to a Party, including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its business arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a Party, any information concerning the organisation, business, finances, transactions or affairs of a party, dealings of a party, secret or confidential information which relates to the business or party or any of its principals’, clients’, suppliers’ or customers’ transactions or affairs, any Party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customers’ lists, marketing studies, drawings, notes, memoranda and the information contained therein, and plans for development or marketing of such products or services, and information and material which is either prominently marked confidential or, if given in non-tangible form, is identified as confidential by the disclosing party;

“Encumbrance” includes any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, adverse claim, rent-charge, title retention, claim, equity, option, pre-emption right (other than those which appear in a company’s articles of association or constitutive document), right to acquire, security agreement and security interest or other right of whatever nature and Encumbrances shall be construed accordingly;

“S$” means the lawful currency of Singapore;

“Sale Contract” means the contract entered into between CIBL and the Holding Company as annexed hereto as Appendix 2;

“Sale Shares” means 5,600,000 ordinary shares of US$1 each in the capital of the Holding Company, which will represent 70.0% issued and fully paid-up share capital of the Holding Company as at Completion;

“SGX-ST” means the Singapore Exchange Securities Trading Limited; and

“US$” means the lawful currency of the United States of America;

1.2	Unless the context otherwise requires words denoting the singular shall include the plural and vice versa and words denoting any one gender shall include all genders and words denoting persons shall include bodies corporate, unincorporated associations and partnerships.

1.3	The headings in this document are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

2.	SALE AND PURCHASE OF SHARES AND SALE SHARES

2.1	Within 6 weeks of the execution of this Agreement CIBL will have caused the formation of the Company in the People’s Republic of China, which will be a private company limited by shares by the name “Dongguan Litewell (OLED) Technology Co., Ltd.”, or such other name as the Registrar of Companies in People’s Republic of China shall allow and the parties hereto may agree.

2.2	Within 6 weeks of the execution of this Agreement CIBL will have caused the

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formation and incorporation in the British Virgin Islands of the Holding Company, which will be a private company limited by shares by the name “Lite Array Holdings Limited”, or such other name as applicable law shall allow and the parties hereto may agree. Unless the parties hereto otherwise agree in writing, the Holding Company will at all times hereafter own and hold 100% of the issued and outstanding shares of stock of the Company. Following its formation the Holding Company will issue the Shares (which will then constitute all of the issued and outstanding stock of the Holding Company) to CIBL. As the sole and total consideration of the issuance to it of the Shares CIBL will transfer (or cause its affiliate to transfer) to the Company all and sole right, title and interest in and to the Assets in accordance with the Sale Contract (which will be entered into by the Holding Company and CIBL within 120 days of the formation of the Holding Company and the Company).

2.3	The Shares, when issued to CIBL will be duly and validly issued, fully paid, and nonassessable, issued in compliance with all applicable laws.

2.4	Subject to the terms and conditions of this Agreement, concurrent with the issuance to CIBL of the Shares CIBL agrees to sell, transfer and deliver the Sale Shares to Anwell, and Anwell agrees to purchase and accept the transfer and delivery of the Sale Shares, free from all Encumbrances and together with all rights and benefits attaching thereto.

2.5	The purchase consideration to be paid by Anwell to CIBL for the Sale Shares is US$5,600,000 and Anwell shall settle the said consideration in full by the issuance to CIBL or its designee, upon the transfer to Anwell of the Sale Shares, of a convertible note (“Convertible Note”) In the form of Appendix 4 hereto and on the terms and conditions as set out in Schedule 1 to the Convertible Note.

3.	CONDITIONS PRECEDENT

3.1	The obligations of Anwell to purchase the Sale Shares in the manner hereinafter provided, shall be subject to the fulfillment of the following conditions precedent (the “Conditions Precedent”):-

(a)	Representations and Covenants. The warranties of CIBL contained in this Agreement shall be true in all material respects on and as of Completion Date with the same force and effect as though made on and as of such Completion Date. The Company, Holding Company and CIBL shall have materially performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Company, Holding Company and CIBL with respect to the Sale Shares on, or prior to, such Completion Date;

(b)	Consents and Approvals. All consents or approvals (if any) as may be necessary from any third party, governmental or regulatory body or relevant competent authority having jurisdiction over the transactions contemplated under this Agreement being granted or obtained (such consents and approvals not being subsequently withdrawn or revoked) and if such consents or approvals are granted or obtained subject to any conditions, such conditions being acceptable to Anwell;

(c)	Waiver of Pre-emption Rights. The waiver by the existing shareholders in the Holding Company of any pre-emptive rights in respect of the transfer of the Sale Shares;

(d)	Shareholders Agreement. The entry by the Parties into the Shareholders’ Agreement substantially in the form of Appendix 3 to this Agreement;

(e)	all necessary approvals of the SGX-ST and/or shareholders of Anwell having been obtained (if necessary) (and Anwell will use all reasonable efforts, as its sole cost and expense, to promptly obtain such approvals); and

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(f)	prior to Completion the completion of the sale of Assets as set out in the Sales Contract such that the Company is the legal and beneficial owner of the Assets.

3.2	The obligations of CIBL to sell the Sale Shares in the manner hereinafter provided, shall be subject to the fulfilment of the following conditions precedent (also being the “Conditions Precedent”):

(a)	Representations and Covenants. The warranties of Anwell contained in this Agreement shall be true in all material respects on and as of Completion Date with the same force and effect as though made on and as of such Completion Date. The Company, Holding Company and Anwell shall have materially performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Company, Holding Company and Anwell with respect to the Sale Shares on, or prior to, such Completion Date;

(b)	Consents and Approvals. All consents or approvals (if any) as may be necessary from any third party, governmental or regulatory body or relevant competent authority having Jurisdiction over the transactions contemplated under this Agreement being granted or obtained (such consents and approvals not being subsequently withdrawn or revoked) and if such consents or approvals are granted or obtained subject to any conditions, such conditions being acceptable to CIBL;

(c)	Shareholders Agreement. The entry by the Parties into the Shareholders’ Agreement substantially in the form of Appendix 3 to this Agreement; and

(d)	all necessary approvals of the SGX-ST and/or shareholders of Anwell with respect to the purchase of the Sale Shares, the issuance of the Convertible Note and all other actions to be taken by Anwell hereunder having been obtained (if necessary) (and Anwell will use all reasonable efforts, as its sole cost and expense, to promptly obtain such approvals).

3.3	The Parties shall in good faith co-operate and use their best efforts to ensure that the Conditions Precedent are fulfilled. Unless specifically waived by the other Party to this Agreement, if any of such conditions precedent are not fulfilled on or before the date falling ninety (90) days from the date of this Agreement or such later date as the Parties may agree in writing, this Agreement shall automatically terminate and neither Party shall have any claim of any nature whatsoever against the other Party under this Agreement (save in respect of any breaches by any Party of any rights and liabilities which have accrued prior to termination).

3.4	Each party must promptly notify the other parties if it becomes aware that any condition specified in Clause 3.1 or 3.2 is satisfied or becomes incapable of being satisfied.

4.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1	WARRANTIES BY CIBL

4.1.1	CIBL represents, warrants and undertakes to Anwell (with the intent that the provisions of this Clause 4 shall continue to have full force and effect notwithstanding Completion) as follows:

(a)	that CIBL is (or immediately prior to Completion will be) the registered holder of the Sale Shares and will at Completion be legally

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and beneficially entitled to or is otherwise able to procure the transfer of the legal and beneficial title of the Sale Shares to Anwell;

(b)	that the Sale Shares are or will at the Completion Date be free from all and any Encumbrances whatsoever and with all rights now or hereafter attached thereto;

(c)	that the Company has or will, immediately prior to Completion have, title to the Assets and is the legal and beneficial owner of the Assets which are free from all and any Encumbrances whatsoever;

(d)	CIBL is entitled to sell and transfer or procure the transfer of the Sale Shares to Anwell free from all and any Encumbrances together with all rights and benefits now attaching and no other person has or shall have any pre-emptive or similar rights over such Sale Shares;

(e)	the Sale Shares are, and on Completion, shall have been authorised, validly allotted, issued and fully paid-up;

(f)	CIBL has full power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms (except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies), and the execution and delivery of, and the performance by it of its obligations under, this Agreement (including without limitation, the transfer of its interests in the Holding Company ) and the subsequent change in management of the Holding Company (if any) resulting therefrom shall not:

(i)	infringe, or constitute a default under, any instrument, contract, document or agreement to which it or the Holding Company is a party or by which it, the Holding Company or their respective properties or assets are bound to the extent the same would materially and adversely affect CIBL’s or the Holding Company’s ability to carry out their obligations under this Agreement; and/or

(ii)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it or the Holding Company is a party or by which it, the Holding Company or their respective properties or assets are bound, whether in Singapore or elsewhere to the extent the same would materially and adversely affect CIBL’s or the Holding Company’s ability to carry out their obligations under this Agreement;

(g)	each of the warranties given by CIBL herein is true and accurate in all material respects.

4.1.2	CIBL further represents and warrants to and undertakes with Anwell

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(with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion), that:

(a)	all warranties of CIBL contained herein will be fulfilled and will be true and correct at Completion in all material respects as if they had been given afresh at Completion; and

(b)	In relation to any warranty which refers to the knowledge, information or belief of CIBL, that CIBL has made due and proper enquiry into the subject matter of that warranty.

4.1.3	CIBL hereby acknowledges that Anwell has entered into this Agreement in full reliance upon and on the basis of each of the warranties of CIBL contained herein.

4.1.4	The said representations, warranties and undertakings in this Clause 4.1 shall be separate and independent and shall not be limited by anything in this Agreement.

4.1.5	The representations, warranties and undertakings given under or pursuant to this Clause 4.1 shall not in any respect be extinguished or affected by Completion.

4.1.6	If prior to Completion, any event shall occur which results in any of the warranties of CIBL being unfulfilled, untrue or incorrect in any material respect at Completion, CIBL shall promptly notify Anwell in writing thereof prior to Completion and CIBL shall provide Anwell such information relating thereto as Anwell may reasonably request.

4.1.7	In the event of it becoming apparent on or before Completion that CIBL is in breach of any of its warranties or any other term of this Agreement, Anwell may, at its sole discretion, provided that CIBL has not cured the same within fifteen days of its receiving written notice thereof from Anwell, rescind this Agreement by notice in writing to CIBL (and such notice may only be given prior to Completion). Upon termination of this Agreement under this Clause by Anwell, each party is released from its obligations to further perform this Agreement except those imposing on it obligations of confidentiality under this Agreement.

4.2	WARRANTIES BY ANWELL

4.2.1	Anwell hereby represents, warrants and undertakes to and with CIBL (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that it has full power and authority to execute and deliver this Agreement, the Convertible Note and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement, and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms (except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies) and the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Convertible Note shall not:

(a)	result in a breach of its memorandum and articles and do not infringe, or constitute a default under, any instrument, contract, document or agreement to

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which it is a party or by which it or its properties assets are bound to the extent the same would materially and adversely affect Anwell’s ability to carry out their obligations under this Agreement or the Convertible Note; and/or

(b)	be subject to any party’s pre-emptive rights or result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its properties assets are bound, whether in Singapore or elsewhere to the extent the same would materially and adversely affect Anwell’s ability to carry out their obligations under this Agreement or the Convertible Note.

4.2.2	Anwell hereby represents, warrants and undertakes to CIBL that the Convertible Note when issued will be duly authorised and free from Encumbrances, that it has obtained all necessary consents and approvals for the issuance of the Convertible Note and the carrying out by Anwell of its obligations thereunder, and that that all representations and warranties contained in the Convertible Note are and as of the Completion will be true and correct;

4.2.3	Anwell hereby represents, warrants and undertakes to CIBL that the issuance by Anwell of the Convertible Note under this Agreement is not prohibited by any statute, order, rule, directive or regulations promulgated by any legislative, executive or regulatory body or authority of Singapore.

4.2.4	Anwell hereby acknowledges that CIBL has entered into this Agreement in full reliance upon and on the basis of each of the warranties of Anwell contained herein.

4.2.4	The said representations, warranties and undertakings in this Clause 4.2 shall be separate and independent and shall not be limited by anything in this Agreement.

4.2.5	The representations, warranties and undertakings given under or pursuant to this Clause 4.2 shall not in any respect be extinguished or affected by Completion.

4.2.6	If prior to Completion, any event shall occur which results in any of the warranties of Anwell being unfulfilled, untrue or incorrect in any material respect at Completion, Anwell shall promptly notify CIBL in writing thereof prior to Completion and Anwell shall provide CIBL such information relating thereto as CIBL Array may reasonably request.

4.2.7	In the event of it becoming apparent on or before Completion that Anwell is in breach of any of its warranties or any other term of this Agreement, CIBL may, at its sole discretion, provided that Anwell has not cured the same within fifteen days of its receiving written notice thereof from CIBL, rescind this Agreement by notice in writing to Anwell (and such notice may only be given prior to Completion). Upon termination of this Agreement under this Clause by CIBL, each party is released from its obligations to further perform this Agreement except those imposing on it obligations of confidentiality under this Agreement.

5.	COMPLETION

5.1	Subject to Clause 3, Completion shall take place on the Completion Date in Singapore at the office of Colin Ng & Partners, at 50 Raffles Place, #29-00, Singapore Land Tower, Singapore 048623 (or at such other place and/or on such other date as may be agreed by the Parties hereto in writing), where all of the events described below shall occur.

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5.2	Subject to Anwell having complied with Clause 5.3, on the Completion Date, CIBL shall deliver (or cause to be delivered) to Anwell the following:-

(a)	the share certificates in respect of the Sale Shares to Anwell;

(b)	a certificate signed by CIBL confirming that all of its warranties have been compiled with and would be correct in all material respects as if repeated on the Completion Date and that all the undertakings on the part of CIBL contained in this Agreement have been fully performed and observed by CIBL to the extent required to be performed and observed by the Completion Date;

(c)	the instrument of transfer duly executed by CIBL in respect of the transfer of the Sale Shares to Anwell;

(d)	such documents as may be required for submission in respect of any duty payable on the transfer of the Sale Shares and signed by a director or secretary of the Company; and

(e)	certified true copies of the resolutions of the directors and/or shareholders of CIBL approving (in such terms as Anwell may approve, such approval not to be unreasonably withheld):

i)	this Agreement and the Shareholders’ Agreement and such other agreements as may be contemplated pursuant to this Agreement and approving the entry by the CIBL into these agreements; and

(ii)	approving the transfer of the Sale Shares to Anwell.

5.3	Subject to CIBL having complied with Clause 5.2, Anwell shall, on the Completion Date deliver to CIBL the following:

(a)	the Convertible Note as full purchase consideration for the Sale Shares;

(b)	a certificate signed by Anwell confirming that all of its warranties have been complied with and would be correct in all material respects as if repeated on the Completion Date and that all the undertakings on the part of Anwell contained in this Agreement have been fully performed and observed by Anwell to the extent required to be performed and observed by the Completion Date;

(c)	certified true copies of the resolutions of the directors (and, to the extent necessary, the shareholders) of Anwell approving (in such terms as CIBL may approve, such approval not to be unreasonably withheld):

i)

this Agreement, the purchase of the Sale Shares from CIBL and such other agreements and actions as may be contemplated pursuant to this Agreement and the Shareholders’ Agreement, (including the making of loans (“Loans”) by Anwell to the Company as provided for

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under the Shareholders’ Agreement) and the entry by Anwell into such agreements;

ii)	the issuance of the Convertible Note to CIBL or its designee; and

iii)	the Shareholders Agreement and the entry by Anwell into the Shareholders Agreement.

5.4	Without prejudice to its other rights and remedies conferred by law or otherwise, if a Party (the “Defaulting Party”) falls or is unable to perform its obligations under Clauses 5.2 or 5.3 by the Completion Date, the other Party (the “Non-Defaulting Party”) shall not be obliged to complete the sale and purchase of the Sale Shares and may by written notice to the Defaulting Party elect to:-

(a)	defer Completion to a date not more than fourteen (14) days after the original Completion Date (so that the provisions of this sub-Clause shall apply to Completion as so deferred); or

(b)	proceed to Completion to the extent that the Defaulting Party is ready, able and willing to do so, and specify a later date on which the Defaulting Party shall be obliged to complete its outstanding obligations (without prejudice to the Non-Defaulting Party’s rights hereunder against the Defaulting Party); or

(c)	require specific performance of this Agreement by the Defaulting Party (without prejudice to the Non-Defaulting Party’s rights hereunder against the Defaulting Party); or

(d)	rescind this Agreement (without prejudice to the Non-Defaulting Party’s rights hereunder against the Defaulting Party).

5.5	For the avoidance of doubt, the rights of the Non-Defaulting Party under Clause 5.4 are in addition to (and not in substitution of) all other rights and remedies available to the Non-Defaulting Party at law, in equity, under contract or otherwise.

6.	CONFIDENTIALITY

6.1	Each Party agrees to keep strictly secret and confidential, and shall not under any circumstances whatsoever, disclose to any person or entity which is not a party hereto, any Confidential Information except as necessary to enforce its rights or carry out its obligations under this Agreement or the other agreements to be delivered hereunder.

6.2	The confidentiality obligation under Clause 6.1 shall not apply to:-

(a)	any information of the other Party which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including without limit to the foregoing, the SGX-ST), provided that the Party required to make such disclosure shall promptly advise the other Party in writing of the necessity of such disclosure;

(b)	any information disclosed by the Parties to their respective financial advisers, consultants and legal or other advisers on a need to know basis for purposes of this Agreement, so long as all such parties abide by the confidentiality provisions hereof;

(c)	any information generally available to the public other than by reason of breach of this Agreement;

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(d)	any information provided to a Party by a third party with the right to disclose the same without any obligation of confidentiality, or any information independently developed by a Party; or

(e)	any information disclosed by one Party with the express prior written consent of the other Party.

6.3	This Clause 6 shall survive Completion (and any rescission of this Agreement) and shall continue until three years from the date hereof or, if the Completion occurs, three years from the dissolution of the Company.

7.	RESTRICTION ON ANNOUNCEMENTS

7.1	Save as may be required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limit to the foregoing, the SGX-ST), or as CIBL may believe necessary to avoid any liability to an investor or other third party, each Party undertakes that prior to Completion, it will not make any announcement in connection with this Agreement unless the other Party shall have given their consent to such announcement (which consent may not be unreasonably withheld or delayed). In no event will Anwell, Holding Company or the Company at any time make any public statements regarding CIBL or its parent, subsidiaries or affiliates without first obtaining CIBL’s written consent in each instance.

7.2	This Clause 7 shall survive Completion and shall continue without limit of time.

8.	COSTS

8.1	Each Party to this Agreement shall pay its own costs of and incidental to the negotiation, finalisation and execution of this Agreement and the sale and purchase hereby agreed to be made.

8.2	Anwell shall bear the stamp duty chargeable for the transfer of the Sale Shares under this Agreement.

9.	FURTHER ASSURANCE

The Parties shall do and execute or procure to be done and executed all such further acts, agreements, things and documents as may be reasonably necessary to give effect to the terms of this Agreement (including, with respect to Anwell, the registration of shares for Issuance to CIBL upon conversion of the Convertible Note), and to provide such assistance and record as the other party may reasonably request in connection with any tax return, tax investigation or audit, judicial or administrative proceeding or other similar matter relating to the Parties.

10.	INDEMNITY

10.1

Each party hereby irrevocably undertakes to keep the other and the and its respective officers, directors, employees, representatives and agents fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all reasonable legal costs or reasonable attorney’s fees on a full Indemnity basis) that the indemnified party or any of its officers, directors, employees, representatives or agents may incur or suffer in connection with or arising from any breach of or inaccuracies of any of the warranties and/or any default by the indemnifying party of its obligations under this Agreement, the Shareholders’ Agreement (including Anwell’s obligation to

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make Loans) or the Convertible Note. In no event will a Party be liable to any other Party for any consequential or incidental damages incurred in respect of this Agreement or the Shareholders’ Agreement.

10.2	Any liability to a Party hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by the Party in its absolute discretion without in any way prejudicing or affecting its rights against the other Party. Any release or waiver or compromise shall be in writing and shall not be deemed to be a release, waiver or compromise of similar conditions in the future.

11.	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and neither of the Parties hereto has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement. The Parties hereto agree that no variations or modifications shall be made to this Agreement unless agreed to by the Parties hereto in writing.

12.	SEVERABILITY OF PROVISIONS

If at any time any provision (in whole or in part) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of Hong Kong, such provision or part thereof shall to the extent be deemed not to form part of this Agreement and the legality, validity and enforceability of such provision under the laws of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

13.	REMEDIES AND WAIVERS

No failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.	TIME OF ESSENCE

Any date, time or period mentioned in any provision of this Agreement may be extended by mutual written agreement between the Parties hereto but as regards any date or period (whether or not extended as aforesaid), time shall be of the essence.

15.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

16.	OMITTED

17.	NOTICES

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17.1 (a)	Any notice or other communication required to be given by any Party hereto to the other Party, in connection with this Agreement, shall be in writing and signed by or on behalf of the Party giving it. It shall be deemed validly served by sending via facsimile to the number set out in Clause 17.2 or by delivering it by hand or sending it by pre-paid post return receipt requested, or by overnight mail, to the address set out in Clause 17.2 (or such other facsimile number or address as may from time to time be notified for this purpose). Any such notice or other communication shall be deemed to have been validly served:

(b)	if delivered by hand, at the time of delivery; or

(c)	if sent by pre-paid post return receipt requested, at the expiration of four Business Days after the envelope containing the same shall have been put into the post; or

(d)	if sent by overnight mail, two business days after being sent; or

(e)	if sent by facsimile, one business day after the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt.

17.2	The addresses, facsimile and telephone numbers of the Parties for the purpose of Clause 17.2 are as follows:-

CIBL

Address:	c/o Global-Tech Appliances Inc. 12/F., Kin Teck Industrial Building 26 Wong Chuk Hang Road Aberdeen, Hong Kong

Facsimile number: +852 2554 0349

Telephone number: +852 2814 0601

Anwell

Address:	c/o Anwell Precision Technologies (HK) Limited Units 10-15, 9/F Metro Loft, 38 Kwai Hei Street Kwai Chung, New Territories, Hong Kong Attention: Mr. Ken Wu

Facsimile number: +852 2499 9170

Telephone number: +852 2499 9178

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong. The Parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong, and all suits or actions relating to this Agreement shall be brought only in such courts.

19.	NO PARTNERSHIP

Nothing in this Agreement shall be taken to constitute a partnership between the Parties and each Party shall not have any authority to bind any other.

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20.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and shall enure for the benefit of each of the Parties’ successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

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IN WITNESS WHEREOF this Agreement has been entered into on the date appearing at the beginning hereof.

Signed by	)

/s/ John Sham
For and on behalf of Consortium Investment (BVI) Limited
)
in the presence of:	)

Signed by	)

/s/ Fan Kai Leung
For and on behalf of Anwell Technologies Limited	)
)
in the presence of:	)

15

APPENDIX 1

[List of Assets]

16

APPENDIX 2

This SALE CONTRACT dated March 17, 2006 is entered into between Consortium Investment (BVI) Limited (or one or more of its shareholders or affiliates) a British Virgin Islands corporation with an address at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong (“Seller”), Dongguan Litewell (OLED) Technology Co., Ltd., a corporation incorporated in the People’s Republic of China with an address at Galaxy Industrial Area, Qingxi, Dongguan, Guangguan, Chian (“Purchaser”) and Lite Array Holdings Limited, a corporation incorporated in the British Virgin Islands with an address at 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong (“Issuer”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of the assets (the “Assets”) described in Exhibit A, attached hereto and made a part hereof; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets; and

WHEREAS, In consideration of its purchase of the Assets Purchaser will cause issuer to issue to Seller 8,000,000 shares (the “Shares”) of the stock of Issuer, constituting 100% of the then issued and outstanding stock of Issuer;

NOW, THEREFORE, Seller, Issuer and Purchaser hereby agree as follows:

1. Sale and Purchase of Assets. Concurrently herewith, and by virtue of the execution of this Agreement, Seller is conveying, selling, transferring and assigning to Purchaser all of Seller’s right, title and interest in and to the Assets.

2. Purchase Price. In full consideration of the sale of the Assets from Seller to Purchaser Issuer has agreed to issue to Seller the Shares (and Seller need not pay any sums to Purchaser or Issuer in respect of such issuance of the Shares, as the sale of the Assets to Purchaser hereunder is the sole consideration Seller need pay in respect of its purchase of the Shares). Issuer acknowledges it wishes to issue the Shares to Seller as Issuer is the sole shareholder of Purchaser, and will benefit from Purchaser’s purchase of the Assets.

3. Assets Being Purchased As-Is. Purchaser and Issuer agree that Purchaser is purchasing the Assets in “as-is, where-is” condition. Seller’s sole representation to Purchaser and Issuer regarding the Assets is that Seller is transferring the Assets to Purchaser free and clear of all claims, liens and encumbrances, and that Seller has, immediately prior to the sale of the Assets to Purchaser, sole right, title and interest in and to the Assets. OTHER THAN THE FOREGOING WARRANTY SELLER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL ANY PARTY HERETO BE LIABLE TO THE OTHERS UNDER THIS AGREEMENT FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS.

4. Delivery of Assets to Purchaser. Purchaser shall be solely responsible for delivery of the Assets to Purchaser, and will effect such delivery at its sole cost and expense. Purchaser shall hereafter be responsible for any loss or damage to the Assets, and Seller will have no responsibility or obligations in respect thereof.

5. Issuance of Shares. The Shares are being issued to Seller concurrently herewith, and are and shall be duly and validly issued, fully paid and nonassessable, and free and clear of any claims, liens or encumbrances.

6. Indemnification. (a) Seller agrees to promptly indemnify Purchaser and

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Issuer and their respective officers, directors and shareholders against, and to hold them harmless from, any and all loss, damage or liability, and all reasonable expenses (including without limitation reasonable attorneys’ fees), incurred by any of them resulting from, related to or arising out of any breach of any of the representations, warranties or covenants made by Seller under this Agreement.

(b) Purchaser and Issuer each, jointly and severally, agree to promptly indemnify Seller and its officers, directors and shareholders against, and to hold them harmless from, any and all loss, damage or liability, and all reasonable expenses (including without limitation reasonable attorneys’ fees), incurred by any of them resulting from, related to or arising out of (i) any breach of any of the representations, warranties or covenants made by Purchaser or Issuer under this Agreement, and (ii) any use, sale or exploitation of any of the Assets by any party after the date hereof.

7. Entire Agreement. This Agreement contains the entire agreement of the parties regarding the subject matter hereof, and may only be amended by a further writing signed by the parties.

8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Hong Kong for determining any dispute or for any suit or action concerning this Agreement or the transactions contemplated by this Agreement. Each party waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

10. Counterparts. This Agreement may be executed in counterparts each of which, when so executed shall be deemed an original, and all such counterparts when taken together shall be deemed one and the same instrument.

[The remainder of this page has intentionally been left blank.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

CONSORTIUM INVESTMENT (BVI) LIMITED

By:	/s/ John Sham

DONGGUAN LITEWELL (OLED) TECHNOLOGY CO., LTD.

By:	/s/ John Sham

LITE ARRAY HOLDINGS LIMITED

By:	/s/ John Sham

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Exhibit A

[List of Assets]

20

Dated this 17th DAY OF March, 2006

Between

ANWELL TECHNOLOGIES LIMITED

And

CONSORTIUM INVESTMENT (BVI) LIMITED

SHAREHOLDERS’ AGREEMENT

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THIS AGREEMENT is made on the 17th day of March, 2006

BETWEEN:-

(1)	ANWELL TECHNOLOGIES LIMITED (Company No. 200308707W) a company incorporated under the laws of Singapore and having its registered office at 18, Cross Street #08-03, Marsh & McLennan Centre, Singapore 048423 (“Anwell” which expression shall include its successors and permitted assigns); and

(2)	CONSORTIUM INVESTMENT (BVI) LIMITED, a company incorporated in the British Virgin Islands and having its principal office at c/o Global-Tech Appliances Inc., 12/F., Kin Teck Industrial Building, 26 Wong Chuk Hang Road, Aberdeen, Hong Kong (“CIBL” which expression shall Include its successors and permitted assigns).

WHEREAS:-

(A)	Anwell and CIBL are desirous of establishing and operating a joint venture company (the “Company”) in the People’s Republic of China for the purpose of carrying out the “Business” (as hereinafter defined).

(B)	The Company has been or will be established as a wholly owned subsidiary of a corporation formed in the British Virgin Islands (the “Holding Company”), which will be owned by the Shareholders as provided for in Clause 4.3 below.

(B)	The parties hereto, in order to give effect to their intentions as aforesaid and to regulate their relationship inter se as shareholders of the Holding Company, have agreed to enter into this Agreement and be bound by the terms and conditions set out hereinafter.

IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:-

“ Affiliates” means in relation to an entity:

(i)	its Senior Executive; and

(ii)	any other entity which is its (a) subsidiary; (b) holding corporation; (c) subsidiary of such holding corporation; or (c) one in the equity of which it and / or such other corporation or corporations taken together (directly or Indirectly) have an Interests of 30% or more;

“Articles” means the Articles of Association of the Holding Company;

“Board” means the board of Directors of the Holding Company;

“Business” means the activities of the Company as described in Clause 3 below;

“Chairman” means chairman of the Board;

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“Directors” means the directors of the Holding Company; and “Director” shall mean each or any one of them;

“HK$” or “$” means the lawful currency for the time being of Hong Kong;

“Memorandum” means the memorandum of association of the Holding Company;

“Post-Tax Profits” means the profit of the Company after tax less minority interests in the relevant financial year as shall be determined by auditors of the Company;

“Sale Contract” shall have the same meaning as ascribed to it under the Share Sale and Purchase Agreement;

“Share Sale and Purchase Agreement” means the agreement dated the date hereof entered into between Anwell and CIBL;

“Senior Executives” means the president, general manager, chief executive, finance director, financial controller or publisher in each of the territories where Anwell and CIBL (or either of their Affiliates) have entered into written joint venture agreements with each other with respect to the Business and “Senior Executive” means any such executives for any such joint ventures;

“Shareholders” means the parties hereto and any other person holding Shares who shall have executed a deed of ratification and accession pursuant to Clause 5.10 (as the case may be), and “Shareholder” means any one of the foregoing; and

“Shares” means the shares in the capital of the Holding Company.

1.2	In this Agreement, unless the context otherwise requires:-

1.2.1	words in the singular shall include the plural, and vice versa;

1.2.2	words denoting any gender shall include every other gender;) a reference to a Clause or Schedule shall be a reference to a Clause or Schedule (as the case may be) of or to this Agreement; and

1.2.3	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement,

1.3	The Schedules shall form an integral part of this Agreement.

2.	FORMATION OF THE COMPANY AND THE HOLDING COMPANY

2.1	The parties hereto shall, as soon as practicable after the signing of this Agreement (if they have not already done so), and as provided for in the Share Sale and Purchase Agreement, procure the formation and incorporation in the People’s Republic of China of the Company, which will be a private company limited by shares by the name “Dongguan Litewell (OLED) Technology Co., Ltd.”, or such other name as the Registrar of Companies in People’s Republic of China shall allow and the parties hereto may agree.

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2.2	The parties hereto shall, as soon as practicable after the signing of this Agreement (if they have not already done so), and as provided for in the Share Sale and Purchase Agreement, procure the formation and incorporation in the British Virgin Islands of the Holding Company, which will be a private company limited by shares by the name “Lite Array Holdings Limited”, or such other name as applicable law shall allow and the parties hereto may agree. Unless the parties hereto otherwise agree in writing, the Holding Company will at all times hereafter own and hold 100% of the issued and outstanding shares of stock of the Company.

2.3	All reasonable expenses incurred in connection with the incorporation of the Company and the Holding Company shall be borne by the Company (and to the extent a party hereto bears such expenses the Company shall reimburse the party for the same upon receiving reasonable proof of such expenses).

2.4	The parties agree that upon its formation, the Company shall purchase and CIBL’s parent, Global- Tech Appliances Inc. (and/or one or more of its Affiliates) shall sell certain assets for the manufacturing of OLED equipment in accordance with the terms and conditions of the Sale Contract to be entered into within 120 days from the date of incorporation of the Company. Any reasonable costs incurred by CIBL (or its Affiliates) or Anwell in moving or installing such assets for the benefit of the Company shall be promptly reimbursed by the Company.

2.5	The parties hereto agree that PricewaterhouseCoopers shall be appointed as the auditors of the Company and of the Holding Company for each of their first financial year ending 31 December 2006 (or, if formed in 2005, for each of their first financial year ending 31 December 2005). The auditors of the Company and the Holding Company thereafter shall be nominated by Anwell which must be approved by the board of directors of the Holding Company and the Board of Directors, respectively.

3.	BUSINESS OF THE COMPANY

The Shareholders agree that the principal business of the Company shall be the manufacturing of OLED equipment and sale of such equipment to its customers, including Anwell, CIBL and their Affiliates (the “Business”).

4.	SHARE CAPITAL & MATTERS RELATING THERETO

4.1	The Holding Company shall on incorporation have an authorised share capital of US$1 divided into 1 Shares of US$1 each and an initial issued and paid up capital of US$1 divided into 1 Shares of US$1 each. The Company shall on incorporation have a registered capital of $60,000,000.

4.2	In consideration of CIBL (or one or more of its subsidiaries or affiliates) agreeing to sell the OLED equipment to the Company pursuant to the Sale Contract, the Holding Company shall allot and issue at par 8,000,000 number of shares representing 100% of the total issued share capital of the Holding Company to CIBL.

4.3	Simultaneous with the completion of the sale and purchase pursuant to the Sale Contract as mentioned above, CIBL shall sell and Anwell shall purchase 70% of the total issued share capital of the Holding Company in accordance with the terms and conditions of the Share Sale and Purchase Agreement, resulting in the percentage of the total issued share capital of the Holding Company held by the parties in the following proportions (expressed as a percentage of issued and paid up capital):

	Percentage of Shareholding	No. of Shares
Anwell Technologies Ltd	70%	5,600,000
Consortium Investment (BVI) Limited	30%	2,400,000

Total	100%	8,000,000

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4.4	Subject to Clause 5, the Shareholders shall at all times hereafter maintain their shareholdings according to its proportion as set out in Clause 4.3. In the event the Holding Company were (and after obtaining the consents required by Clause 10.1.1 below) to make an allotment and issuance of new shares to a third party, the parties shall have the right to subscribe for such new shares on a pro-rata basis on the same terms as are offered to any third party (and only if a Shareholder does not subscribe for its pro-rata portion may the Holding Company issue shares to such third party, but only if the issuance occurs within sixty days of the date that the Shareholders are given written notice of such offering, and the shares are sold to such third party on terms no more favorable to the third party than the terms that were offered to the Shareholders). The foregoing shall not apply to shares issued to employees of the Holding Company under option agreements unanimously approved by the Shareholders.

4.5	For the avoidance of doubt, save and except for Clauses 2, 3, 4 and 15, this Agreement shall only become effective upon the completion of the Share Sale and Purchase Agreement.

5.	TRANSFER OF SHARES

5.1	Except in the event of a deadlock as provided in Clause 8.1 or an event of default as provided in Clause 13 or as provided for in this Clause 5, no Shareholder shall transfer shares held by it in the capital of the Holding Company or otherwise sell, dispose, or deal with all or any part of its interest in such shares otherwise than in accordance with the provisions of the Articles.

5.2	No Shareholder shall create or have outstanding any pledge, lien, charge or other encumbrance or security interest on or over any shares in the capital of the Holding Company or any part of its interest in such shares.

5.3	Unless otherwise unanimously agreed upon by the Shareholders in writing, every Shareholder who desires to transfer any share or shares of the Holding Company (the “Transferor”) shall give to the Holding Company notice in writing, addressed to the Holding Company Secretary at the registered office of the Holding Company, of such desire (a “Transfer Notice”). The Transfer Notice shall state the identity of the party to whom (the “Transferee”) and the price per share at which the Transferor proposes to sell the said shares (“Price”). Subject as hereinafter mentioned, a Transfer Notice shall constitute the Holding Company the Transferor’s agent for the sale of the share or shares specified therein (the “Sale Shares”) in one or more lots at the discretion of the Directors to the Shareholders other than the Transferor at the Price indicated in the Transfer Notice. A Transfer Notice shall not be revocable except with the approval of the Board.

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5.4	Upon the receipt of the Transfer Notice, the Holding Company shall forthwith by notice in writing inform each Shareholder, other than the Transferor, of the number and Price of the Sale Shares and invite each such Shareholder to apply in writing to the Holding Company within thirty (30) days of the date of receipt of the notice for such maximum number of the Sale Shares (being all or any thereof) as it shall specify in such application. The Transferor shall also promptly give each other Shareholder such other information regarding the proposed sale as such Shareholder may reasonably request.

5.5	If the Shareholders (other than the Transferor, who shall not have the right to so apply) shall within the said period of thirty (30) days apply for all or any of the Sale Shares, the Board shall allocate the Sale Shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in the case of competition pro rata (as nearly as possible) according to the shareholding proportion of the applicants provided that no applicant shall be obliged to take more than the maximum number of shares specified by it as aforesaid; and the Holding Company shall forthwith give notice of such allocations (an “Allocation Notice”) to the Transferor and to the Shareholders to whom the shares have been allocated and shall specify in such Allocation Notice the place and time (being not earlier than fourteen (14) and not later than twenty-eight (28) days after the date of the notice) at which the sale of the shares so allocated shall be completed.

5.6	The Transferor shall be bound to transfer the shares comprised in the Allocation Notice to the purchasers named therein at the time and place therein specified and, if it shall fall to do so, the Chairman of the Board or some other person appointed by the Board shall be deemed to have been appointed attorney of the Transferor with full power to execute, complete and deliver, in the name and on behalf of the Transferor, transfers of the shares to the purchaser thereof against payment of the Price to the Holding Company. On payment of the Price to the Holding Company, the purchaser shall be entitled to insist upon its name being entered in the Register of Members as the holder by transfer of the shares. The Holding Company shall forthwith pay the Price into a separate bank account in the Holding Company’s name and shall hold the Price in trust for the Transferor.

5.7	To the extent a Shareholder does not exercise his, her or its right of refusal pursuant to Clauses 5.3-5.6 above then such Shareholder (such Shareholder participating in the co-sale described in this Clause 5.7 being a “Selling Shareholder”) that notifies the Transferor and the Holding Company in writing within thirty (30) days after receipt of the Transfer Notice shall have the right to participate in such sale of Sale Shares and sell to the Transferee his, her or its Shares on the same terms and conditions as specified in the Transfer Notice (with each Selling Shareholder having the right to sell up to the same number of Shares as is being sold by the Transferor, and if more than one Selling Shareholder wishes to so sell his or its Shares, the right to sell Shares shall be allocated between or among them pro-rata in accordance with their shareholding proportion). Such Selling Shareholder’s notice to the Transferor and to the Holding Company shall indicate the number of Shares the Selling Shareholder wishes to sell under his, her or its right to participate. To the extent one or more of the Selling Shareholders exercise such right of participation in accordance with the terms and conditions set forth herein the number of Sale Shares that the Transferor may sell in the Transfer shall be correspondingly reduced.

5.8

Each Selling Shareholder shall effect its participation in a sale by promptly delivering to the Transferor for transfer to the Transferee one or more certificates, properly endorsed for transfer, which represent: the Shares which such Selling Shareholder elects to sell. The share certificate or certificates that the Selling Shareholder delivers to the Transferor pursuant to this Clause 5.8 shall be transferred to the Transferee in consummation of the sale of the Sale Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently

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therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale. To the extent that any Transferee prohibits such assignment or otherwise refuses to purchase Shares from a Selling Shareholder exercising his, her or its rights of co-sale hereunder, the Transferor shall not sell to such Transferee any Sale Shares unless and until, simultaneously with such sale, the Transferor shall purchase such Shares from such Selling Shareholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

5.9	During the period of thirty (30) days following the expiry of the said period of thirty (30) days referred to in Clauses 5.4 and 5.7 above, the Transferor shall be at liberty to transfer to any third party at any price (not being less than the Price set out in the Transfer Notice) and on terms and conditions no more favourable to the Transferee than that set out in the Transfer Notice, any share not allocated by the Board in an Allocation Notice (and not reduced per Clause 5.7 above).

5.10	It shall be a condition precedent to the right of any Shareholder to transfer shares in the capital of the Holding Company that the purchaser or transferee (if not already bound by the provisions of this Agreement) executes, in such form as may be reasonably required and agreed between the other Shareholders, a deed of ratification and accession under which the purchaser or transferee shall agree to be bound by and shall be entitled to the benefit of this Agreement as if an original party hereto in place of the transferring Shareholder.

5.11	Upon the transfer by any Shareholder of all title and interest in its shares and the execution by the Transferee of such deed of ratification and accession it shall be released from all its obligations hereunder (other than under Clauses 15 and 16 for the periods set forth therein) and shall no longer have any rights hereunder in respect of future events, but without prejudice to any right or obligation of such Shareholder to the other Shareholders which may have accrued under this Agreement prior to such release.

5.12	Notwithstanding anything contained herein, no party shall without the prior written consent of the other party transfer any Shares within a period of two years from the date of execution of this Agreement, unless in the event of a deadlock as provided in Clause 8.1 or an event of default as provided in Clause 13.

6.	BOARD OF DIRECTORS

6.1	The Holding Company shall be managed by the Board who may exercise all such powers as may be conferred upon them by the Articles. Save as otherwise provided in this Agreement, the Board of the Holding Company shall consist of three Directors.

6.2	Unless otherwise agreed by the Shareholders in writing, following the completion of the transfer of shares pursuant to the Share Sale and Purchase Agreement and Clause 4 above, the Board shall at all times be comprised of two Directors appointed by Anwell (“Anwell Directors”) and one Director appointed by CIBL (“CIBL Director”). The Managing Director of the Board shall be a Director nominated by Anwell, subject to the approval of the Board. If at any time CIBL and its Affiliates in the aggregate hold more Shares then Anwell and its Affiliates hold in the aggregate then, for such period the Board shall be comprised of one Director appointed by Anwell (who shall be the “Anwell Director”) and two Directors appointed by CIBL (who shall be the “CIBL Directors”), and all rights held by Anwell or the Anwell Directors under Clause 2.4, this Clause 6.2, Clause 6.7, and Clause 12.2 shall instead be held, respectively, by CIBL or the CIBL Directors.

6.3	The right of appointment conferred on a Shareholder under Clause 6.2 shall include a right to remove from office at any time such person so appointed as a Director by that Shareholder.

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6.4	Subject to Clause 10.1.11 and as permitted by law, in the event that the Holding Company increases or decreases the size of the Board, Anwell and CIBL shall have the right to designate additional Directors or remove the relevant Directors, as the case may be, in proportion to their respective current board entitlement as set out in Clause 6.2.

6.5	In the event that Anwell or CIBL disposes of all its Shares, Anwell or CIBL, as the case may be, shall procure the resignation of the Director(s) which it had nominated and shall no longer have the right to nominate Directors and the remaining Directors shall as soon as is practicable, pass a board resolution to accept such resignation(s). Anwell or CIBL, as the case may be, shall in removing the Director which it had nominated, be responsible for and shall hold harmless the other Shareholders and the Holding Company from and against any claim for unfair or wrongful dismissal arising out of such removal and any reasonable costs and expense incurred in defending such proceedings, including, without prejudice to the generality of the foregoing, legal costs actually incurred.

6.6	A Director shall be entitled at any time and from time to time, to the extent permitted by law, to appoint any person or persons to act as his alternate or alternates and to terminate the appointment of such person or persons and in that connection the provisions of the Articles shall be complied with. Such alternate Director shall be entitled while holding office as such to receive notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointor as Director.

6.7	The Chairman of the Board shall be a Director nominated by Anwell Directors, subject to the approval of the Board. The Chairman shall not have a casting vote.

6.8	The quorum necessary for the transaction of business at a meeting of the Board of Directors (including any adjourned meeting) shall (provided all Directors have received proper notice of such meeting) be any two (2) Directors. A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the powers and discretion exercisable by the Directors. There shall be at least four meetings of the Board each year and notice of such Board meeting shall be given to each Director at least ten (10) days before the meeting. Any Director may participate in a Board of Directors meeting via conference call.

6.9	If within two hours from the time appointed for the meeting a quorum is not present, the meeting shall be adjourned to the same day fourteen (14) days later (and if such day does not fall on a business day in Hong Kong then the meeting shall be adjourned to the next business day following such day) at the same time and place or to such other day (no earlier than fourteen (14) days) and at such other time and place as the Directors present may determine. Notice of any adjourned meeting shall be given to each Director at least seven (7) days before the adjourned meeting.

6.10

A resolution in writing signed by a majority of the Directors (which must include one (1) Director appointed by CIBL and one appointed by Anwell) shall be valid and effectual as if it had been a resolution passed at a meeting of the Board of Directors duly convened and held. Any such resolution may consist of several documents in the like form each signed by one or more Directors. Such documents may include any copy of the resolution duly signed by a Director and received by way of facsimile. Such resolution in writing shall be effective as of the date of the resolution, or if the resolution is signed in two or more counterparts, as of the last date appearing on the counterparts. The Directors may participate in and hold any Board meeting by means of conference telephone or similar communications equipment whereby all persons participating in the Board meeting can hear each other. A Director participating by conference telephone or similar equipment shall be deemed to be present in person at such meeting. For the avoidance of doubt,

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any meeting held by such means of conference telephone or similar communications equipment shall comply with the quorum requirements set out in Clause 6.8 and a decision of the Board made at such meeting shall comply with the voting requirements set out in Clause 6.8.

6.11	The board of directors of the Company shall also be subject to and comply with all of the provisions of this Article 6, including with respect to election of directors, quorum requirements, meetings and voting requirements.

7.	EXECUTIVE COMMITTEE

7.1	The Company shall have and the Board shall appoint the Executive Committee to take charge of the day to day management and administration of the business and affairs of the Company and exercise such powers and duties as set out more specifically in Schedule 1 and to have such other powers and discretion as may from time to time be determined and unanimously delegated to the Executive Committee by the Board; it being understood that any power or discretion delegated to the Executive Committee shall at all times be subject to any limitation or requirement applicable to the Board. A unanimous decision by the Board may revoke at any time such delegation without assigning any reason thereto.

7.2 (a)	The Company shall have an Executive Committee which shall comprise of at least one director from Anwell Director, one director from CIBL Director and such number of Senior Executives from the Company as may be unanimously determined by the Board. The Executive Committee shall be chaired by the Managing Director of the Company.

(b)	The right of appointment conferred on the Board under Clause 7.1 shall include the right of removal exercisable at any time provided that no one Director on the Executive Committee shall be removed without the consent of the majority of the Anwell Directors and no one Director on the Executive Committee shall be removed without the consent of the majority of CIBL Directors.

(c)	A member of the Executive Committee shall be entitled to appoint his or her alternate or another Director to attend any meeting of the Executive Committee on his or her behalf and such substitute shall be deemed for the purpose of such meeting to be a member of the Executive Committee.

(d)	If for any reason any member of the Executive Committee shall during his or her term of office cease to be a Director of the Company, the Board shall forthwith appoint his or her substitute in accordance with Clauses 7.2(a) and (c).

7.3 (a)	The Executive Committee shall meet for the despatch of business, adjourn or otherwise regulate its meetings as it thinks fit PROVIDED ALWAYS that the Executive Committee shall meet at least twelve (12) times a year.

(b)	Subject to the provisions of Clause 7.3(c), at least 4 business days’ written notice of every meeting of the Executive Committee shall be given to all the members thereof.

(c)	Notwithstanding Clause 7.3(b), all the members of the Executive Committee present at a meeting of the Executive Committee may waive or agree to shorter notice thereof.

7.4 (a)	Subject to Clause 7.4(b) the quorum for meetings of the Executive Committee shall be 2 members comprising at least one Director appointed by each of Anwell and CIBL.

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(b)	If within 30 minutes of such time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to 7 days later at the same time and place (and if such day does not fall on a business day in Hong Kong then the meeting shall be adjourned to the next business day following such day). The members present at such adjourned meeting shall constitute a quorum, so long as one member present was appointed by Anwell and one member present was appointed by CIBL. No notice of any such adjournment shall be required to be given to the members of the Executive Committee or their substitutes.

(c)	A meeting at which a quorum is present shall be competent to exercise all the powers and discretions for the time being exercisable by the Executive Committee.

7.5	In the event of an equality of votes at a meeting of the Executive Committee, the matter shall be referred to the Board.

7.6	The Executive Committee shall be constituted at the first Board meeting.

8.	DEADLOCK

8.1	In the event that:-

(a)	a material matter relating to the affairs of the Company or the Holding Company has been considered at a meeting of the directors of the Company or the Directors of the Holding Company (as the case may be) and/or the parties;

(b)	no agreement has been reached by the directors of the Company or the Directors of the Holding Company (as the case may be) or the parties for dealing with the said matter in accordance with the provisions of this Agreement; and

(c)	such matter is not resolved within 30 days from the date of such disagreement (with such 30 day period measured from the time that one party gives the other written notice of the deadlock)

the parties hereto agree that they shall attempt to settle by negotiations between them in good faith all disputes or differences which arise between them out of or in connection with this Agreement (provided both parties consider that such negotiations would be assisted thereby) by referring the matter to the President of the Institute of Certified Public Accountants or such other conciliator appointed by such person (“Conciliator”) to assist the parties in such negotiations. Both parties agree to co-operate fully with the Conciliator and provide such assistance as is necessary to enable the Conciliator to discharge his or her duties, and to bear equally between them the fees and expenses of the Conciliator.

8.2	If any such meeting fails to result in a settlement, each party shall make an offer to purchase all the Shares of the other Shareholder by delivering to the Holding Company Secretary a notice of intention to purchase the Shares of the other Shareholder (“Notice of Intention”). Such Notice of Intention shall state the price of the Shares at which the Shareholder intends to purchase.

8.3

Upon delivering the Notice of Intention, the Shares shall be purchased within 30 days by the Shareholder who offers the higher price, whereupon the selling Shareholder shall, provided the purchase price therefor is paid, be obliged to deliver to the purchasing Shareholder properly signed and stamped and authenticated share transfers together with the relevant scrip and the written resignation of its appointee(s) as a director(s) effective forthwith or to take effect immediately

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subsequent to a Board meeting, at which meeting the transfer of the said Shares shall be approved by the Board.

8.4	Upon registration of the purchasing Shareholder as Shareholder of the shares of the selling Shareholder (or at any other time that a Shareholder or its Affiliates ceases to hold any Shares), the selling Shareholder shall cease to be bound by the terms and provisions of this Agreement and its rights under this Agreement shall be extinguished save and except the rights and obligations of the parties under Clauses 15 and 16 shall continue in force and effect for the periods set forth therein but without prejudice to any rights accrued to any party prior to such time, and the selling Shareholder will not be released In respect of events which occurred prior to such sale.

9.	RESPONSIBILITIES OF PARTIES

9.1	The parties hereby agree that:-

9.1.1	Anwell shall provide the Company, without charge:-

(a)	its finance and account, marketing, marketing communications, business developments expertise; and

(b)	planning and other management and corporate advisory assistance as may be reasonably required by the Company in connection with the Business from time to time.

9.1.2	CIBL shall (or shall cause an Affiliate to) provide the Company: (a) certain of its employees, who shall be hired by and whose salaries will be paid by the Company. In addition, CIBL (or an Affiliate) will make available a facility for use by the Company, and such facility will be operated by the Company at its expense (and CIBL or the Affiliate will receive a monthly rent from the Company of HK$30,000 (Thirty Thousands Hong Kong Dollars) [FILL IN DOLLAR AMOUNT] per month in respect of such rental).

10.	UNANIMOUS CONSENT

10.1	The Shareholders agree that the following matters may only be approved by the unanimous written consent of the Shareholders, present in person or by their alternate or proxy:-

10.1.1	any change in the Holding Company’s or the Company’s capital structure, including without limitation, any new issues of shares (including any debt convertible into shares, or the grant of any options or other rights to acquire shares), or rights issue, any increase or reduction in the Holding Company’s or the Company’s loan capital, any redemption of shares, any increase or reduction in the Holding Company’s or Company’s authorised or Issued share capital or the rights attached to any class of Shares or other shares and all calls in respect of the Shares or other shares other than as a necessary consequence of the provisions of this Agreement;

10.1.2	any amendment to the Memorandum or the Articles (or to the corresponding documents of the Company);

10.1.3	any change in the name of the Company or the Holding Company;

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10.1.4	any change in the principal business of the Company or the Holding Company including but without limitation to the acquisition, cessation or launch of any titles;

10.1.5	any change in the dividend policy of the Company or the Holding Company or any capitalisation of profits or reserves, or the approval, declaration or payment of dividends (whether interim or final and including those payable under Clause 12 below) or other distributions of the Company’s or the Holding Company’s profits, earnings and directors’ fees otherwise than in accordance with the terms of this Agreement;

10.1.6	any single expenditure incurred by the Company or the Holding Company which is in excess of US$250,000;

10.1.7	any change in the financial year of the Company or the Holding Company or in the appointment or change of the Company’s or the Holding Company’s auditors;

10.1.8	the Company or the Holding Company giving any guarantee or indemnity or creating any pledge, lien, mortgage, charge or other encumbrance over any part of its undertaking or assets;

10.1.9	the Company extending credit or making any loan to any employee which is in excess of 6 months’ basic salary, unless approved in the annual budget pursuant to Clause 10.1.20;

10.1.10	commencement or settlement by the Company or the Holding Company of any legal proceedings if the amount involved is in excess of US$250,000;

10.1.11	any determination, change in the number of Directors on the Board or in the number of directors on the board of the Company, or in the number of members of the Executive Committee, or the Company or the Holding Company paying or varying any fees or remuneration or benefits to any director or Director (respectively) for his or her services;

10.1.12	the entry by the Company or the Holding Company into any material contract or arrangement which is outside the ordinary course of the Company’s or the Holding Company’s business and/or the entry by the Company or the Holding Company into any transactions or arrangement with Anwell or its Affiliates, and any material amendments or material actions taken in respect of any such contracts or arrangements. For the purposes of this Clause, the word “material” shall mean any matter which involves or would involve a sum exceeding US$1,000,000 or 10% of the audited net assets value of the Company calculated at the relevant time, whichever is the higher;

10.1.13	any merger or amalgamation or reconstruction of the Company or the Holding Company;

10.1.14	the sale, lease, exchange or other disposition of 10% or more of the gross value of the tangible assets of the Company or the Holding Company;

10.1.15	the establishment or liquidation of a branch or a subsidiary of the Company or the Holding Company;

10.1.16	the purchase and sale by the Company or the Holding Company of any immovable property or any lease of property which requires a payment of more than US$250,000 per annum unless approved in the annual budget pursuant to Clause 10.1.20;

10.1.17	any change in the operating instructions and/or account signatories to the Company’s or the Holding Company’s bank accounts;

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10.1.18	any investment of the funds of the Company or the Holding Company unless approved in annual budget pursuant to Clause 10.1.20;

10.1.19	any external borrowing which is in excess of US$2,500,000 except for lease financing of fixed assets of the Company unless approved in the annual budget pursuant to Clause 10.1.20;

10.1.20	any repayment of the “Anwell Note” (as defined below) other than in accordance with its terms, or any amendment of the terms of the Anwell Note ; and

10.1.21	the annual budget of the Company.

Provided Always that if any matter has been approved in the Company’s annual budget, the above provisions shall not apply.

11.	FINANCE

11.1	For the purpose of the working capital of the Company, Anwell has agreed to and will, promptly after purchasing the “Sale Shares” (as defined in the Share Sale and Purchase Agreement), provide a long term shareholder’s loan (“Shareholder’s Loan”) bearing interest (the “Interest Rate”) of SIBOR (Singapore Inter-bank offer rate) plus 1.5% per annum for an aggregate maximum principal amount of Fifteen Million US Dollars (US$15,000,000). The proceeds of the Shareholder’s Loan will be used to fund the operations of the Company, and accordingly the Shareholder’s Loan will drawn on by the Company from time to time as may be necessary for its operations (and Anwell will cause the Company to draw down on such facility as needed). The Shareholder’s Loan together with any interests accrued shall be repayable within two years after the first draw down of such facility, and any unpaid interests shall be compounded. The note (the “Anwell Note”) representing the Shareholder’s Loan will be substantially in the form attached hereto as Appendix 1. The Shareholder’s Loan may be terminated or cancelled any time at Anwell’s discretion after the period ending three years from the date of the initial making of the Shareholder’s Loan.

11.2	Notwithstanding Clause 11.1 above, the parties hereto agree that in the event that any additional working capital is required by the Company each of the parties shall use reasonable endeavours to ensure that such working capital shall, to the extent possible, be through the use of overdraft facilities to be obtained from such financial institutions as the Board may from time to time agree.

11.3	With regard to any bank facilities:

In respect of any loan or financial facilities to be obtained from financial institutions, such credit shall be secured by all or such assets of the Company as the Board shall determine and if the lender requires the provision of any guarantee, such guarantee may be (but need not be) provided by any party hereto.

11.4

The accounting period for each of the Company and the Holding Company will commence on February 1, 2006 or, for each entity, as soon thereafter as the entity is formed. Anwell will cause the Company and the Holding Company to furnish CIBL with monthly, quarterly and annual written financial statements, not later than thirty (30) days after the end of each such period (and for the annual financial statement, within 45 days after the end of each entity’s fiscal year). All such financial statements shall be (i) in accordance with the books and records of the Company and the Holding Company, (ii) true, correct and complete in all material respects and present fairly the

12

financial condition of the Company and the Holding Company at the date therein indicated, and (iii) have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods therein indicated.

12.	DIVIDEND POLICY

12.1	The parties hereby agree to co-operate and work together in promoting the Business as well as the smooth and efficient administration and operations of the Company and the Holding Company.

12.2	If, in respect to any accounting period, the Company has net profits available for distribution, the parties shall procure that, in the absence of any written agreement to the contrary, at least ten percent (10%) but not more than fifty percent (50%) of such profits (the “Range”) shall be distributed by way of cash dividends to the Holding Company by the Company and then to the Shareholders provided always that the directors of Company appointed by Anwell shall nominate the dividend policy of the Company within the Range, giving due regard to the sound financial management and financial needs of the Company, and such nomination must be approved by the board of the Company. In deciding whether in respect of any accounting period the Company has net profits available for distribution the parties hereto shall procure the auditors of the Company to certify whether such profits are available or not and the amount thereof (if any). In giving such certificate the auditors shall act as experts and not as arbitrators and their determination shall be binding on the parties hereto.

13.	DURATION, DEFAULT AND TERMINATION

13.1	This Agreement shall come into force on the date hereof and (unless terminated in accordance with its terms) shall continue in full force and effect and continue to bind each Party for so long as it or its Affiliates holds Shares, Provided Always That the provisions of Clauses 15 and 16 shall survive any termination of this Agreement for the periods provided for therein.

13.2	An “Event of Default” shall occur with respect to a Shareholder if:-

13.2.1	the Shareholder materially breaches this Agreement and, such Shareholder fails to cure such default no later than ten (10) business days after such a Shareholder receives written notice of such breach from any other Shareholder;

13.2.2	the Shareholder shall:-

(a)	have an order for relief (or comparable filing in the relevant jurisdiction which relates to the commencement of insolvency proceedings) entered with respect to it under applicable bankruptcy or insolvency laws;

(b)	make an assignment for the benefit of creditors;

(c)	apply for, seek, consent to or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property; or

(d)	institute any proceedings seeking an order for relief under the applicable bankruptcy or insolvency laws seeking to adjudicate it bankrupt or insolvent, or seeking dissolution, winding up, liquidation, re-organisation, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganisation; and

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13.2.3	any proceeding or administrative action shall be commenced against the Shareholder or any of its principals or members of senior management by any governmental authority or agency, which action has the effect of materially impairing such Shareholder’s ability to perform its obligations under this Agreement (and, with respect to events described in clauses 13.2.2 or this 13.2.3, the proceeding or action described is not terminated within 60 days of its inception).

13.3	If an Event of Default occurs then any other Shareholder (a “Non-Defaulting Party”) may notify in writing the Party to whom the Event of Default applies (the “Defaulting Party”) that the Non-Defaulting Party has elected to terminate this Agreement. In such event the Non-Defaulting Party shall have the right (but not the obligation, and which right shall be in addition to any other remedies available to the Non-Defaulting Party or to the Company) to purchase all (but not less than all) of the Shares of the Defaulting Party at the price which is the higher of 6 times the Post-Tax Profits of the Company in the preceding financial year multiplied by the Defaulting Party’s shareholding in the Holding Company or the original investment by such party into the Holding Company as at the date of this Agreement (it being understood that if there is more than one Non-Defaulting Party each Non-Defaulting Party shall have such right to purchase its pro rata portion (equal to its percentage ownership of the remaining shares) of the Defaulting Party’s Shares; it being further understood that if only one Non-Defaulting Party wishes to purchase such Shares, it may purchase all (but not less than all) of the Defaulting Party’s Shares. If no Non-Defaulting Party elects to purchase the Defaulting Party’s Shares, the Non-Defaulting Shareholder may, at its option, and in addition to any other remedies available to it or the Company, cause the liquidation and dissolution of the Company in accordance with its governing documents and of the Holding Company in accordance with the Articles (and the Defaulting Party will take such actions as the Non-Defaulting Party may request to cause such liquidation and dissolution) and each Shareholder shall receive the proceeds of such liquidation in accordance with the Articles; provided that the distribution of the proceeds payable to the Defaulting Party shall be subject to, and shall be subject to set-off against, any obligation owing to a Non-Defaulting Party under this Agreement or any damages suffered by the Non-Defaulting Party as a result of or in respect of the Event of Default.

13.4	The termination of this Agreement from any cause shall not release any Shareholder from any liability hereunder or in relation to its ownership of Shares of the Company which at the time of termination has already accrued, or which thereafter may accrue.

14.	SPIRIT OF AGREEMENT AND INTENTION

In entering into this Agreement the Shareholders realise that it is impractical to make provision for every contingency that may arise in the course of observance or performance thereof. Accordingly, the Shareholders hereby declare it to be the spirit of this Agreement and their common intention that:-

14.1	the provisions of this Agreement shall be construed with fairness and without detriment to the interests of any of the Shareholders;

14.2	they will at all times use their reasonable endeavours to further the interests of the Company and the Holding Company and cause the Company and the Holding Company to operate as efficiently and profitably as possible (provided that to the extent a Shareholder’s consent is required under this Agreement it may give or withhold such consent in its sole discretion); and

14.3	none of the Shareholders shall knowingly procure or cause the Company or the Holding Company to undertake or engage in any business or activity which would result in a breach of its governing

14

documents or the Articles, respectively, or which will cause the other Shareholder to be in breach of any law or regulation of the jurisdiction to which the other Shareholder is subject.

15.	CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

15.1	Each Shareholder including its, his or her agents, officers, employees, servants and contractors shall keep in strict confidence any confidential information (and to be deemed confidential information any tangible information must be prominently labeled as such or, if given in non-tangible form, it must be identified as confidential at the time of disclosure) that he, she or it or they has/have acquired or may acquire from the Company, the Holding Company or the other Shareholders (or its Affiliates) or have access to, with respect to any of the Shareholders or their Affiliates, the Company or the Holding Company, including the design, engineering, construction, maintenance, operation, management, sales and all other activities of or relating to the Company, the Holding Company and the other Shareholder or its Affiliates and shall not without the prior consent of the party who has disclosed such information use such information in any way or manner for any purposes other than management assistance to the Company or to the Holding Company, except for such information as:-

15.1.1	is already publicly known at the time when such information is disclosed to the other party hereto;

15.1.2	has become publicly known without any fault of the other party hereto;

15.1.3	is required by any applicable law or regulation to be disclosed;

15.1.3	is independently developed by the Shareholder;

15.1.4	is necessary to be disclosed by a Shareholder in order to exercise its rights or carry out its obligations under this Agreement or any other agreement entered into by it or its Affiliates with the Company or the Holding Company or the other Shareholder or its Affiliates; or

15.1.5	is provided to a Shareholder by a third party who has the right to provide the same without any obligation of confidentiality to the other Shareholder, the Holding Company or the Company.

15.2	The obligations imposed by this Clause 15 shall survive the termination of this Agreement for the three year period following such termination and notwithstanding the provisions of Clauses 8 and 13 above.

16.	RESTRAINT AND NON-COMPETITION

16.1	Each of the Shareholders hereto shall not directly or indirectly:-

(a)	either on his, her or its own account or for any other person directly or indirectly solicit, interfere with or endeavour to entice away from the Company any person who to his, her or its knowledge is now or has been a client, customer or employee of, or in the habit of dealing with the Company.

(b)

without the prior written consent of the other Shareholder either alone or jointly with or as manager, agent for or employee of any person, directly or indirectly carry on or be engaged or concerned or interested in the Business other than through the Company except to the

15

extent already engaged in the same (provided the foregoing will not prevent a party from owning publicly traded stock of any entity engaged in the Business, so long as the party does not own in excess of five percent of the issued and outstanding securities of such entity).

(c)	act as a director or otherwise (except with the prior written consent of the Company) of any other person, firm or company materially engaging in the Business except to the extent already doing so; and

(d)	use the name of the Company (or any confusingly similar name) in connection with any business not belonging to the Company.

16.2	The restrictions contained in Clause 16.1 shall apply for a period 2 years after such party ceases to be a shareholder of the Holding Company (provided that if a party is a shareholder of the Holding Company for less than six months starting from the time that Anwell acquires its Shares then such restriction will end when such party is no longer a shareholder of the Holding Company).

16.3	The restrictions contained in this Clause are considered reasonable by the parties, but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted, or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

17.	MISCELLANEOUS

17.1	No failure or delay on the part of any Shareholder in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right or power preclude any other or further exercise of any other right or power hereunder.

17.2	In the event of any conflict between the terms of this Agreement and the Articles or the governing documents of the Company, the terms of this Agreement shall as between the Shareholders prevail and the Shareholders shall forthwith cause such necessary amendments to be made to the Articles or such governing documents as are required (to the extent permitted under applicable law) so as to remove such conflict.

17.3	Where to give effect to all or any of the provisions of this Agreement, a resolution of the members of the Company or the Holding Company in general meeting is required under any applicable law or regulation each Shareholder shall exercise its voting rights for the time being in the Company and the Holding Company and take all such steps as reasonably lie within its powers as are necessary to give effect thereto.

17.4	The termination of this Agreement, howsoever arising, shall not affect such of the provisions hereof as are expressed to survive, operate or have effect thereafter or to continue to survive, operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either Shareholder in respect of any breach of this Agreement by the other Shareholder.

18.	WARRANTIES

Each Shareholder hereby represents and warrants as follows:-

18.1	It is duly organised, incorporated and in good standing under the laws of its jurisdiction of incorporation, has due corporate existence, is a separate legal entity capable of suing and being sued.

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18.2	It has full power and authority to execute and deliver this Agreement and any other document or instrument attendant hereto or thereto and to perform and observe the provisions of this Agreement and such other documents and instruments.

18.3	The execution, delivery and performance by it of this Agreement and any other document or instrument attendant hereto or thereto have been duly authorised by all necessary corporate action and do not contravene any requirement of law, require any government approval or contravene any contractual restriction or agreement binding on or affecting it or any of its property to the extent the same would materially and adversely affect its ability to execute, deliver and perform this Agreement or such other documents and instruments.

18.4	This Agreement, when duly executed by such Shareholder shall constitute the legal, valid and binding obligations of such Shareholder enforceable in accordance with their terms.

18.5	There is not pending nor, to the best knowledge of such Shareholder, is there threatened, any action or proceeding affecting such Shareholder, before any court, government agency or arbitral tribunal, which may individually or in the aggregate have a material adverse effect upon such Shareholder’s ability to enter into and carry out its obligations under this Agreement.

19.	FORCE MAJEURE

Save as otherwise specifically provided in this Agreement, the Shareholders shall not be liable for failures or delays in performing their obligations hereunder arising from any cause beyond their control, including but not limited to acts of God, acts of civil or military authority, fires, strikes, lockouts, or labour disputes, epidemics, governmental restrictions, wars, riots, earthquakes, storms, typhoons and floods and in the event of any such delay the time for any party’s performance shall be extended for a period equal to the time lost by reason of the delay which shall be remedied with all due dispatch in the circumstances.

20.	NOTICES

20.1	A notice, approval, consent or other communication given or sent in connection with this Agreement:-

20.1.1	must be in writing;

20.1.2	must be marked for the attention of that party’s designated officer(s) or representatives as set out below; and

20.1.3	must be left personally at the address of that party, or sent by prepaid registered or certified mail, return receipt requested, or by overnight mail to that party or sent by facsimile to the facsimile number of the addressee which is specified in this Clause or if that Party notifies otherwise then to that address or facsimile number.

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20.2	The address, facsimile number and designated officer of each Party are as follows:-

Anwell

Address:		c/o Anwell Precision Technologies (HK) Limited
Units 10-15, 9/F Metro Loft, 38 Kwai Hei Street
Kwai Chung, New Territories, Hong Kong
Facsimile	:	+852 2499 9170
Attention	:	Mr. Ken Wu

CIBL

Address		c/o Global-Tech Appliances Inc., 12/F., Kin Teck Industrial Building, 26
Wong Chuk Hang Road, Aberdeen, Hong Kong
Facsimile	:	+852 2554 0349
Attention	:	Mr. Samuel Leung

20.3	A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 20.4).

20.4	A letter or facsimile is deemed to be received:-

20.4.1	In the case of a posted letter, unless actually received earlier, on the third business (seventh, if posted overseas) day after posting; and

20.4.2	In the case of a facsimile, one business day after production of a transmission report from the terminal from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; and

20.4.3	If sent by overnight mail, two business days after being sent.

21.	ENTIRE AGREEMENT

This Agreement embodies all the terms and conditions agreed upon between the parties hereto as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and understandings, if any, between the parties hereto with respect to the subject matter hereof, whether such be written or oral. This Agreement may only be amended by a further writing signed by the parties hereto.

22.	COSTS

Each Party shall bear its own legal and other costs and expenses incurred in connection the preparation, negotiation and execution of this Agreement.

23.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

23.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong,

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23.2	Each Party Irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Hong Kong for determining any dispute or for any suit or action concerning this Agreement or the transaction contemplated by this Agreement. Each Shareholder waives any right that it may have to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

24.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which taken together when delivered to each Party shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart.

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IN WITNESS of which the parties hereto have executed this Agreement on the date first mentioned above.

SIGNED by	)

/s/ Fan Kai Leung
for and on behalf of ANWELL TECHNOLOGIES LTD. in the presence of:-	) ) )

SIGNED by	)

/s/ John Sham
for and on behalf of CONSORTIUM INVESTMENT (BVI) LIMITED in the presence of:-	) ) )

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SCHEDULE 1

DUTIES AND POWERS OF EXECUTIVE COMMITTEE

(Clause 7)

Duties and Powers of the Executive Committee

1.	To manage the day-to-day operations of the Company including implementing all the Company’s operating, management, financial and personnel policies as formulated by the Board from time to time.

2.	To formulate and implement policies to ensure the Company’s financial integrity and discipline as well as introduce performance-based incentives.

3.	To carry out all other duties as shall be stipulated by the Board from time to time.

4.	To set the strategy and development plans of the Company.

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Appendix 1

TERM LOAN NOTE

$15,000,000	Date: , 2006

FOR VALUE RECEIVED, DONNGGUAN LITEWELL (OLED) TECHNOLOGY CO., LTD. a corporation formed in the People’s Republic of China (“Borrower”), promises to pay to the order of ANWELL TECHNOLOGIES LIMITED (“Payee”), or its assigns, on or before December 31, 20_ [insert year of repayment] in lawful money of the United States of America and in immediately available funds, the sum of Fifteen Million ($15,000,000) Dollars or, if less, the aggregate outstanding amount of all loans (“Loans”) made by Payee to Borrower pursuant to Clause 11.1 of the “Shareholders’ Agreement” (as hereinafter defined), as evidenced by the schedule hereto annexed. Borrower further promises to pay interest at such address in like money, from the date each Loan is made on the outstanding principal amount owing hereunder from time to time, at a rate per annum equal to the “Interest Rate” (as defined in the Shareholders’ Agreement). Interest shall be calculated on the basis of the actual number of days in such period divided by 365 (or, if any portion of that period falls in a leap year, the sum of (a) the actual number of days in that portion of the period falling in a leap year divided by 366 and (b) the actual number of days in that portion of the period falling in a non-leap year divided by 365). Interest accrued hereunder shall be payable at the end of each calendar quarterly with respect to each Loan.

This Note is the “Anwell Note” referred to in that certain Shareholders’ Agreement dated January 21, 2006 entered into Payee and Consortium Investment (BVI) Limited (the “Shareholders’ Agreement”) and is subject to the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference. All terms used herein which are defined in the Shareholders’ Agreement shall have the meanings given therein, except as otherwise defined herein.

Borrower may not prepay any Loan, in whole or in part, at any time except as provided for in the Shareholders’ Agreement.

Presentment for payment, notice of dishonor, protest, and notice of protest are hereby waived.

This Note may be modified or canceled, only as permitted by the Shareholders’ Agreement.

This Note shall be governed by, and construed in accordance with, the laws of Hong Kong. Borrower and Payee irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong, and all suits or actions relating to this Note shall he brought only in such courts.

DONGGUAN LITEWELL (OLED) TECHNOLOGY CO., LTD

By:
Name:
Title:

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Date of Loan	Amount of Loan

23

Issue of Convertible Notes with an aggregate principal value of up to US$5,600,000 to be collectively called the Convertible Notes.

Issued pursuant to the Share Sale and Purchase Agreement (the “Agreement”) dated 17 March 2006 between Anwell Technologies Limited and Consortium Investment (BVI) Limited in accordance with the Company’s Articles of Association and the resolution of the Company in board meeting passed on 27 February 2006. This Convertible Note is subject to the terms of the Agreement, which are incorporated herein by reference.

US$5,600,000.00	Hong Kong
Date: 3 April 2006

For value received, ANWELL TECHNOLOGIES LIMITED, a Singapore corporation (“Anwell”), promises to pay to the order of CONSORTIUM INVESTMENT (BVI) LIMITED (“Holder”), or its assigns, in lawful money of the United States of America and in immediately available funds, the sum of Five Million Six Hundred Thousand Dollars ($5,600,000), such amount to be paid in full three years from the date hereof (the “Payment Date”). Anwell further promises to pay to Holder in like money, interest accrued on the unpaid principal amount hereof from the date hereof to the Payment Date at a rate of three percent (3%) per annum equal. Interest shall be calculated on the basis of the actual number of days in such period divided by 365 (or, if any portion of that period falls in a leap year, the sum of (a) the actual number of days in that portion of the period falling in a leap year divided by 366 and (b) the actual number of days in that portion of the period falling in a non-leap year divided by 365). Interest will be due and payable on the Payment Date. If any portion of the Principal Amount is not paid by Anwell when due then interest on the unpaid amount shall accrue at 8% per annum until such portion, and interest thereon, is paid by Anwell.

Attached hereto as Schedule 1 is additional terms of this Convertible Note, and such terms are incorporated herein by reference.

Anwell may not prepay this Convertible Note, in whole or in part, at any time without Holder’s prior written consent.

Presentment for payment, notice of dishonor, protest, and notice of protest are hereby waived.

Anwell agrees to promptly pay all costs, including all attorneys’ fees Incurred by Holder, in collecting or enforcing payment of this Convertible Note in accordance with its terms.

This Convertible Note may be modified or canceled only by the written agreement of Anwell and Holder. Failure of Holder to assert any right herein shall not be deemed to be a waiver thereof.

This Convertible Note shall be governed by, and construed in accordance with, the laws of Hong Kong. Anwell and Holder irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong, and all suits or actions relating to this Convertible Note shall be brought only in such courts.

ANWELL TECHNOLOGIES LIMITED

By:	/s/ Fan Kai Leung
Fan Kai Leung

CONVERTIBLE BONDS CERTIFICATE

THIS IS TO CERTIFY that the under-mentioned person/company is the registered holder of Convertible Notes of a principal value of US$5,600,000.00. The Convertible Notes herein comprised is issued with the benefit of and subject to the provisions contained in the Agreement dated 17 March 2006 between Anwell Technologies Limited and Consortium Investment (BVI) Limited.

Certificate No.: CB001

Registered holder of the Convertible Notes: Consortium Investment (BVI) Limited

Date: 3 April 2006

The Common Seal of	)
Anwell Technology Limited	)
was hereunto affixed in the	)
presence of:-)

/s/ Fan Kai Leung	Director
Fan Kai Leung

/s/ Wu Wai Kin	Director
Wu Wai Kin

SCHEDULE 1—TERMS AND CONDITIONS OF THE CONVERTIBLE NOTE

1.	DEFINITIONS

1.1	In these terms and conditions, except where the context otherwise requires:-

“Conversion” has the meaning set out in Condition 6;

“Convertible Note” means a convertible note of a principal amount of US$5,600,000 issued by Anwell in the form of Appendix 4 of the Agreement.

“Holder(s) of the Convertible Note(s)” “holder(s)” or the “Investor(s)” means Consortium Investment (BVI) Limited (“CIBL”) or its permitted assigns;

“Issue Date” shall fall on the Completion Date on which the Convertible Note is issued;

“Issue Price” means in relation to the Convertible Note the amount equivalent to 100% of the principal amount of such Convertible Note payable on the Payment Date.

“Maturity Date” means the date which is three years from the Completion Date;

“Ordinary Share” means an ordinary shares of par value S$0.01 each in the capital of Anwell which is tradable on the SGX-ST (and if on the conversion of the Convertible Note the common stock of Anwell is being traded on another exchange, then such ordinary shares shall be tradable on such exchange).

“Payment Date” means the date which is three years from the Completion Date;

“Principal Amount”, in relation to the Convertible Note, means the aggregate sum of US$5,600,000;

“Redemption” means repayment and “repayment” includes redemption and the words “redeem”, “redeemable” and “redeemed” and “repay”, “repayable” and “repaid” shall be construed accordingly; and

1.2	any reference to “conversion” shall mean the conversion of the Convertible Notes to Ordinary Shares.

1.3	all capitalised terms defined in the Agreement and not defined herein shall have the same definition and meaning wherever used herein.

2.	TITLE AND TRANSFER

2.1	Subject to the terms and conditions of this Agreement, CIBL shall be obliged to subscribe for and Anwell shall be obliged to issue to CIBL, the Convertible Note at the Issue Price on the Completion Date of this Agreement (with CIBL paying the Issue Price solely and entirely through the transfer to Anwell of the Sale Shares).

2.2	Title to the Convertible Note shall be evidenced by registration in the register of Noteholders which Anwell shall keep. Anwell may (except as otherwise required by law, or in respect of any permitted transfers of which Anwell shall have received written notice) deem and treat the person in whose name a Convertible Note is registered as the absolute owner thereof (whether or not such Convertible Note shall be overdue and notwithstanding any notice of ownership, trust or any interest therein or writing thereon or notice of any previous loss or theft thereof) for the purpose of receiving payment thereof or on account thereof and Anwell shall not be liable for so treating the person as the absolute owner.

2.3	A Convertible Note may be transferred in whole but not in part by CIBL only to any parent, affiliate or subsidiary of CIBL or as provided for in 2.4 below.

2.4	The Holder (in this Condition referred to as the “Transferor”) shall, subject as provided

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hereinafter, be entitled at any time and from time to time to transfer the Convertible Note(s) registered in its name (to be referred to hereinafter as the “Transferred Note(s)”) to any third party (the “Intended Transferee”) and Anwell hereby irrevocably consents to such transfer by the Holder PROVIDED THAT the Intended Transferee (if not already bound by the provisions of the Agreement) shall execute a deed of ratification and accession under which the Intended Transferee shall agree to be bound by and shall be entitled to the benefit of the Convertible Note as if an original party thereto in place of the Transferor to the extent of the Convertible Note(s) transferred to the intended Transferee.

2.5	A Convertible Note may be transferred by depositing the Certificate issued in respect of that Convertible Note, with the transfer form duly completed and signed, at the principal place of business (or other office notified to Noteholders) of Anwell which shall be in Singapore (the “Designated Office”).

2.6	Upon receipt of the Certificate, with the transfer form duly completed and signed, Anwell shall forthwith make a notation on the register of Noteholders to the effect that the Convertible Note is registered in the name of the transferee specified in such transfer form.

2.7	Each new Certificate to be issued upon a transfer of Convertible Notes will (following execution in manual or facsimile form by a duly authorised officer of Anwell and authentication on behalf of Anwell), be sent by courier (if the address of the transferee is in Singapore) or by express mail (if the transferee’s address is outside Singapore) at the risk of the holder entitled to the Convertible Notes to the address specified in the transfer form, within five Business Days of receipt by Anwell of the duly completed transfer form.

2.8	Registration of a transfer of Convertible Notes will be effected without charge by or on behalf of Anwell, but upon payment (or the giving of such indemnity as Anwell may reasonably inquire) in respect of any tax or other governmental charges which may be imposed in relation to such transfer.

2.9	No Holder may require the transfer of a Convertible Note to be registered (i) during the period of 15 Business days ending on the due date for any payment of principal or interest on the Convertible Notes, or (ii) after the Certificate in respect of such Convertible Note has been deposited for conversion pursuant to Condition 5.

3.	STATUS

3.1	The Convertible Notes constitute the direct, unsecured and unconditional obligations of Anwell ranking senior to all Anwell’s other present and future (save that it may be subordinated to finance borrowings from financial institutions of Anwell) indebtedness (other than indebtedness preferred by mandatory provisions of law).

3.2	The Ordinary Shares allotted pursuant to the Conversion shall carry the right to receive all dividends and other distributions declared after the date of the Conversion.

3.3	The Ordinary Shares shall rank pari passu in all respects with all other existing ordinary shares in the Purchaser.

4.	INTEREST

4.1	The Convertible Notes shall bear interest from the respective dates on which they are issued and registered in accordance with the terms of the Agreement the rate of 3% per annum, payable on the Payment Date; provided that if any portion of the Principal Amount is not paid by Anwell when due then interest on the unpaid amount shall accrue at 8% per annum until such portion, and interest thereon, is paid by Anwell.

4.2	Each Convertible Note shall cease to bear interest (i) on conversion into Ordinary Shares of Anwell or (ii) from the due date for redemption hereof (provided that Anwell timely effects such redemption). In respect of a conversion of Convertible Notes referred to in (i) all interest accrued on such Convertible Note shall be converted into Ordinary Shares of Anwell.

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4.3	Interest shall be calculated on the basis of the actual number of days in such period divided by 365 (or, if any portion of that period falls in a leap year, the sum of (a) the actual number of days in that portion of the period falling in a leap year divided by 366 and (b) the actual number of days in that portion of the period falling in a non-leap year divided by 365).

5.	PAYMENT

5.1	Payment in respect of principal and interest will be made to the registered Convertible Noteholder on the Payment Date by wire transfer in Singapore dollars, to a bank account designated by the Convertible Noteholder. The Convertible Noteholder shall surrender all certificates in respect of the Convertible Note to the Company within 30 days of the payment of the principal at maturity.

5.2	The interest payable on the Convertible Notes will be paid to the Convertible Noteholder who is shown on the register of the Convertible Noteholders at the close of business on the __th day before the due date of for the payment of interest.

5.3	If the due date for payment of any amount of principal or interest in respect of any Convertible Note is not on a bank business day, then the holder thereof shall not be entitled to payment of the amount due until the next following bank business day (with further interest thereon in respect of such additional days).

5.4	The Convertible Note, and all amounts due in respect thereof, will, at CIBL’s option, immediately become due and payable (or convertible by CIBL per Article 6 below) should Anwell breach any of the terms of the Convertible Note, the Shareholders’ Agreement or the Agreement and fail to cure such breach within ten (10) days of its receipt of written notice of such breach.

6.	CONVERSION

6.1	In the event that during 6 months prior to the Payment Date the shares of Anwell traded on the SGX-ST (or, if such shares are trading on other exchanges, such of the exchanges which CIBL may select) is at all times not less than S$0.38 per share the Convertible Note and all accrued and unpaid interest thereon will automatically be converted into duly authorised, validly issued, fully paid and unencumbered Ordinary Shares on the Payment Date. For the avoidance of any doubt, the parties hereby agree that for the purposes of this agreement, the exchange between the US dollar to Singapore dollar shall be fixed at 1.6188.

6.2	Prior to the Payment Date Anwell will, at the option of CIBL and upon receipt from CIBL of the Conversion Notice attached hereto as Annex A, convert the Convertible Note in full for the Principal Amount and all interest accrued thereon at any time and from time to time on or after the occurrence of any of the following events (and Anwell will give CIBL not less than twenty days prior written notice of the occurrence of such events, and Anwell will promptly give CIBL such information relating thereto as CIBL may reasonably request). In the event of such conversion the Payment Date and the Maturity Date will be the date of such conversion:

(i) greater than a majority of the issued and outstanding stock of Anwell is sold to a third party, or Anwell merges with or into another entity other than a then affiliate or subsidiary; or

(ii) a take over offer is made for Anwell.

6.2	Fractions of Ordinary Shares will not be issued on conversion and a cash payment will be made in respect of such fractional shares.

6.3	The price at which each Ordinary Share shall be issued upon conversion (the “Conversion Price”) shall be S$0.38 per Ordinary Share, as adjusted for any stock splits or combinations. The number of new ordinary Shares arising from the conversion of the Convertible Note will be equal to the Principal Amount and all interest accrued thereon, divided by 0.38 (as adjusted for any stock splits or combinations).

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6.4	The delivery of Ordinary Shares upon the exercise of any right of conversion of any Convertible Note under this Clause shall be effected by crediting the securities account designated by the holder of the Convertible Note.

7.	REDEMPTION

7.1	In the event where there are Convertible Notes which have not been converted on the Payment Date (or any other date to which the parties may agree to in writing), CIBL shall have the right but not the obligation to tender the same for redemption and with accrued Interest on the terms in the Agreement.

7.2	Manner of Redemption: Pursuant to Condition 7.1 above, the Convertible Notes shall be redeemable in the following manner:-

7.2.1	redemption shall take place within 7 days from the date of the written request by the Convertible Notes holder by serving the Redemption Notice as set out in Annex B hereto Anwell (with Interest to accrue through the date of redemption);

7.2.2	at the time and place so agreed by the parties, the holders of Convertible Note shall be bound to surrender to Anwell the certificate(s) for their respective Convertible Notes to be redeemed and Anwell shall pay to the respective holder the Principal Amount and any interest payable pursuant to Condition 4.

8.	CERTIFICATE

8.1	Unless otherwise requested by CIBL, CIBL shall be entitled to receive one certificate for the Convertible Note held by it. The certificate for the Convertible Note shall be executed by (i) two directors or (ii) one Director and one Secretary of Anwell. The certificate for the Convertible Note shall be in the form or substantially in the form shown in Appendix 4 to the Agreement.

8.2	If the certificate is worn out, mutilated, defaced, destroyed, lost or stolen, it shall be replaced by Anwell at the holder’s request and at the cost of the holder upon provision of evidence satisfactory to Anwell that such certificate (if such was the case) was destroyed, stolen or lost, together with an indemnity or other security if required by Anwell. If the certificate is mutilated or defaced, it must be surrendered before a replacement will be issued.

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FORM OF CONVERTIBLE NOTE

Anwell Technologies Limited

Issue of Convertible Notes with an aggregate principal value of up to US$5,600,000 to be collectively called the Convertible Notes.

Issued pursuant to the Share Sale and Purchase Agreement (the “Agreement”) dated                          between Anwell Technologies Limited and Consortium Investment (BVI) Limited in accordance with the Company’s Articles of Association and the resolution of the Company in general meeting passed on                         . This Convertible Note is subject to the terms of the Agreement, which are incorporated herein by reference.

CONVERTIBLE BONDS CERTIFICATE

THIS IS TO CERTIFY that the under-mentioned person/company is the registered holder of Convertible Notes of a principal value of S$                         . The Convertible Notes herein comprised is issued with the benefit of and subject to the provisions contained in the Agreement dated                          between Anwell Technologies Limited and ☐.

Certificate No.: CB001

Registered holder of the Convertible Notes: [•]

Date:

The Common Seal of	)
)
was hereunto affixed in the presence of:-	) )

                         Director

                         Director/Secretary

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ANNEX A – CONVERSION NOTICE

Date:

Dear Sirs

RE: CONVERSION NOTICE

1.	I/We refer to the Convertible Note dated issued by Anwell Technologies Limited (“Anwell”) to Consortium Investment (BVI) Limited.

2.	I/We being the registered holder of the Convertible Note represented by the attached certificate(s) hereby exercise my/our conversion rights in respect of, of such Convertible Note in accordance with the TERMS AND CONDITIONS OF THE CONVERTIBLE NOTE as set out in SCHEDULE 1 thereof.

3.	I/We accept fully paid publicly traded ordinary shares of each in the capital of Anwell to be issued pursuant hereto in accordance with the Memorandum and Articles of Association of Anwell. We desire all of such ordinary shares to be registered in our name and hereby authorise the entry of my/our name in the register of members of Anwell in respect thereof and the dispatch of a certificate therefor by registered post to at .

Yours faithfully

Name of Holder

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ANNEX B – REDEMPTION NOTICE

Date:

Dear Sirs

RE: REDEMPTION NOTICE

1.	I/We refer to the Convertible Note dated issued by Anwell Technologies Limited to Consortium Investment (BVI) Limited.

2.	I/We hereby note that amount of Convertible Notes have not been converted on the “Payment Date” (as defined therein).

3.	I/We being the registered holder of the Convertible Note represented by the attached certificate(s) hereby exercise our redemption rights in respect of Convertible Note pursuant to Condition 7.1 in accordance with the TERMS AND CONDITIONS OF THE CONVERTIBLE NOTE as set out in SCHEDULE 1 thereof.

Yours faithfully

Anwell

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